Exhibit 99.(m)

AMENDED AND RESTATED PLAN OF DISTRIBUTION PURSUANT

TO RULE 12b-1

WHEREAS, each fund listed on Schedule A hereto, as may be amended from time to time (each, a “Fund” and, collectively, the “Funds”), is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, each Fund adopted a Plan of Distribution pursuant to Rule 12b-1 under the Act (the “Initial Plans and Agreement of Distribution”) with Dean Witter Reynolds Inc. on the effective date set forth on Schedule A hereto; and

WHEREAS, on January 4, 1993, each Fund adopted an amended and restated Plan of Distribution pursuant to Rule 12b-1 under the Act to substitute Dean Witter Distributors Inc. (now known as Morgan Stanley Distributors Inc.) (“MS Distributors”) in place of Dean Witter Reynolds Inc. as distributor of each Fund’s shares; and

WHEREAS, on July 23, 1997, each Fund further amended and restated its Plan of Distribution pursuant to Rule 12b-1 under the Act (the “Current Plans of Distribution”) to make ministerial changes designed to facilitate the administration of the Current Plans of Distribution; and

WHEREAS, effective July 31, 2011, the Board of Trustees of each Fund approved the termination of the distribution agreement between MS Distributors and each Fund and the adoption of a new Distribution Agreement with Morgan Stanley Distribution, Inc. (the “Distributor”), pursuant to which each Fund has employed the Distributor in such capacity during the continuous offering of shares of such Fund; and

WHEREAS, each Fund hereby amends and restates the Current Plans of Distribution to combine the Current Plans of Distribution into a single Amended and Restated Plan of Distribution (this “Plan”), to substitute the Distributor in place of MS Distributors as distributor of each Fund’s shares and to make other ministerial changes designed to facilitate the administration of this Plan, and the Distributor hereby agrees to the terms of said Plan, as amended and restated herein, in accordance with Rule 12b-1 under the Act; and

WHEREAS, the Trustees believe that continuation of this Plan, as amended and restated herein, is reasonably likely to continue to benefit each Fund and its shareholders

NOW, THEREFORE, the parties agree as follows:

1.                                       Each Fund is hereby authorized to utilize its assets to finance certain activities in connection with the distribution of its shares.

2.                                       Subject to the supervision of the Trustees and the terms of the Distribution Agreement, the Distributor is authorized to promote the distribution of each Fund’s shares and to provide related services through Morgan Staley Smith Barney LLC (“MSSB”), its affiliates or other broker-dealers it may select, and its own Registered Representatives.  The Distributor, MSSB, its affiliates and said broker-dealers shall be reimbursed, directly or through the Distributor, as it may direct, as provided in paragraph 4 hereof for their services and expenses, which may include one or more of the following:  (1) compensation to, and expenses of, account executives and other employees, including overhead and telephone expenses; (2) sales incentives and bonuses to sales representatives of the Distributor, MSSB, its affiliates and other broker-dealers, and to marketing personnel in connection with promoting sales of shares of a Fund; (3) expenses incurred in connection with promoting sales of shares of a Fund; (4) preparing and distributing sales literature; and (5) providing advertising and promotional activities, including direct mail solicitation and television, radio, newspaper, magazine and other media advertisements.

3.                                       The Distributor hereby undertakes to directly bear all costs of rendering the services to be performed by it under this Plan and under the Distribution Agreement, except for those specific expenses that the Trustees determine to reimburse as hereinafter set forth.

4.                                       Each Fund is hereby authorized to reimburse the Distributor, MSSB, its affiliates and other broker-dealers for incremental distribution expenses incurred by them specifically on behalf of the Fund. Reimbursement will be made through payments at the end of each month.  The amount of each monthly payment may in no event exceed an amount equal to a payment at the annual rate of 0.15 of 1% of each Fund’s average net assets during the month.  In the case of all expenses other than expenses representing a residual to account executives, such amounts shall be determined at the beginning of each calendar quarter by the Trustees, including a majority of the Trustees who are not “interested persons” of a Fund, as defined in the Act.  Expenses representing a residual to account executives may be reimbursed without prior determination.  In the event that the Distributor proposes that monies shall be reimbursed for other than such expenses, then in making the quarterly determinations of the amounts that may be expended by a Fund, the Distributor shall provide, and the Trustees shall review, a quarterly budget of projected incremental distribution expenses to be incurred by the Distributor, MSSB, its affiliates or other broker-dealers on behalf of the Fund, together with a report explaining the purposes and anticipated benefits of incurring such expenses.  The Trustees shall determine the particular expenses, and the portion thereof, that may be borne by a Fund, and in making such determination shall consider the scope of the Distributor’s commitment to promoting the distribution of the shares of the Fund directly or through MSSB, its affiliates or other broker-dealers.

5.                                       The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to MSSB, its affiliates or other broker-dealers.

6.                                       If, as of the end of any calendar year, the actual expenses incurred by the Distributor, MSSB, its affiliates and other broker-dealers on behalf of a Fund (including accrued expenses and amounts reserved for incentive compensation and bonuses) are less than the amount of payments made by the Fund pursuant to this Plan, the Distributor shall promptly make appropriate reimbursement to the Fund.  If, however, as of the end of any calendar year, the actual expenses of the Distributor, MSSB, its affiliates and other broker-dealers are greater than the amount of payments made by a Fund pursuant to this Plan, the Fund will not reimburse the Distributor, MSSB, its affiliates or other broker-dealers for such expenses through payments accrued pursuant to this Plan in the subsequent calendar year.

7.                                       The Distributor shall provide to the Trustees of each Fund and the Trustees shall review, promptly after the end of each calendar quarter, a written report regarding the incremental distribution expenses incurred by the Distributor, MSSB, its affiliates or other broker-dealers on behalf of the Fund during such calendar quarter, which report shall include:  (1) an itemization of the types of expenses and the purposes therefor; (2) the amounts of such expenses; and (3) a description of the benefits derived by the Fund.

8.                                       This Plan, as amended and restated, shall become effective upon approval by a vote of the Trustees of each Fund, and of the Trustees who are not “interested persons” of each Fund, as defined in the Act, and who have no director indirect financial interest in the operation of this Plan, cast in person at a meeting called for the purpose of voting on this Plan.

2

9.                                       This Plan, unless sooner terminated as provided herein, shall continue in effect with respect to each Fund for a period of up to one year from the effective date hereof (except with respect to any fund added to Schedule A of this Plan after the date hereof, for an initial period of two years from the date that such fund is added) and thereafter, provided such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 8 hereof.  This Plan may not be amended to increase materially the amount to be spent for the services described herein unless such amendment is approved by a vote of at least a majority of the outstanding voting securities of a Fund, as defined in the Act, and no material amendment to this Plan shall be made unless approved in the manner provided for approval in paragraph 8 hereof.

10.                                 This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Trustees who are not “interested persons” of the Fund, as defined in the Act, and who have no direct or indirect financial interest in the operation of this Plan or by a vote of a majority of the outstanding voting securities of a Fund, as defined in the Act, on no more than thirty days’ written notice to any other party to this Plan.

11.                                 While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of a Fund shall be committed to the discretion of the Trustees who are not interested persons.

12.                                 Each Fund shall preserve copies of this Plan and all reports made pursuant to paragraph 7 hereof, for a period of not less than six years from the date of this Plan, as amended and restated herein, or any such report, as the case may be, the first two years in an easily accessible place.

13.                                 This Plan shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflicts with the applicable provisions of the Act, the latter shall control.

14.                                 The Declaration of Trust establishing each Fund, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of such Fund refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Fund shall beheld to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of said Fund, but the Trust Estate only shall be liable.

3

IN WITNESS WHEREOF, the parties hereto have executed this Plan, as amended, as of the day and year set forth below in New York, New York.

Date: July 31, 2011	EACH OF THE FUNDS LISTED ON SCHEDULE A

Attest:	By:	/s/ Kevin Klingert
Kevin Klingert
President and Principal Executive Officer
/s/ Joanne Antico

MORGAN STANLEY DISTRIBUTION, INC.
Attest:	By:	/s/ Lisa Jones
Lisa Jones
President
/s/ Yvette Hayes

SCHEDULE A

As of July 31, 2011

Name of Fund	Effective Date of Agreement and Amendments Entered into Prior to July 31, 2011
Active Assets California Tax-Free Trust	Effective: 10/04/1991 Amendments: 01/04/1993, 07/23/1997
Active Assets Government Securities Trust	Effective: 03/21/1983 Amendments: 01/04/1993, 07/23/1997
Active Assets Money Trust	Effective: 03/21/1983 Amendments: 01/04/1993, 07/23/1997
Active Assets Tax-Free Trust	Effective: 03/21/1983 Amendments: 01/04/1993, 07/23/1997

A-1